Exhibit (k)(16)

EXECUTION COPY

AMENDMENT NO. 10 TO CREDIT AGREEMENT

AMENDMENT NO. 10 (this “Amendment”), dated as of November 30, 2018, to the Credit Agreement, dated as of December 12, 2008, by and among Credit Suisse High Yield Bond Fund, a Delaware statutory trust (the “Borrower”), the Banks party thereto, and State Street Bank and Trust Company, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of December 11, 2009, Amendment No. 2, dated as of December 10, 2010, Amendment No. 3, dated as of December 9, 2011, Amendment No. 4, dated as of December 7, 2012, Amendment No. 5, dated as of December 6, 2013, Amendment No. 6, dated as of December 5, 2014, Amendment No. 7, dated as of December 4, 2015, Amendment No. 8, dated as of December 2, 2016, and Amendment No. 9, dated as of December 1, 2017 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. The Borrower desires to amend the Credit Agreement upon the terms and conditions set forth herein, and all of the Banks and the Agent are willing to do so on the terms and conditions set forth herein.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.  The defined term “Termination Date” contained in Section 1.01 of the Credit Agreement is hereby amended by replacing the date “November 30, 2018” contained therein with the date “November 29, 2019”.

2.  Section 5.07(c) of the Credit Agreement is hereby amended by deleting the word “and” appearing at the end thereof.

3.  Section 5.07(d) of the Credit Agreement is hereby amended by replacing the period at the end thereof with “; and”.

4.  Article 9 of the Credit Agreement is hereby amended by adding a new Section 9.15 thereto as follows:

SECTION 9.15.  Certain ERISA Matters.

(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)  such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)  (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 8414 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

( )  For purposes of this Section 9.15, the following terms have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include

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(for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

5.  Schedule 1 to the Credit Agreement is hereby amended and restated in the form ofSchedule 1 to this Amendment.

6.  Paragraphs 1 through 5 of this Amendment shall not be effective until each of the following conditions are satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)  the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;

(b)  the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to (x) the incumbency of authorized persons of the Borrower executing this Amendment and (y) persons authorized to act on behalf of the Borrower in connection with the Credit Agreement, including, without limitation, with respect to any Notice of Borrowing, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the board of trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) attaching a true, complete and correct copy of the Pricing Procedures as in effect on the date hereof, and (iv) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, investment management agreement between the Borrower and the Investment Adviser and Custody Agreement have not been amended, supplemented or otherwise modified since December 1, 2017 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)  the Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent;

(d)  the Agent shall have received copies of a Federal Reserve Form FR U-1 for each Bank, duly executed and delivered by the Borrower, in form and substance satisfactory to the Agent and its counsel;

(e)  the aggregate outstanding principal amount of all Loans shall not exceed the Aggregate Commitment Amount after giving effect to this Amendment;

(f)  the Agent shall have received such documents and information as the Agent, at the request of any Bank, shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(g)  the Borrower shall have paid all out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith.

7.  The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the date of execution and delivery hereof by the Borrower (i) no Default has occurred and is continuing, and (ii) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

8.  In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

9.  This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

10. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 10 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/ Laurie Pecha
Name:	Laurie Pecha
Title:	Chief Financial Officer and Treasurer

Credit Suisse High Yield Bond Fund - Amendment No. 10 to Credit Agreement

STATE STREET BANK AND TRUST
COMPANY, as a Bank and as the Agent

By:	/s/ Paul Koobatian
Name:	Paul Koobatian
Title:	Vice President

Credit Suisse High Yield Bond Fund - Amendment No. 10 to Credit Agreement

SCHEDULE 1

Addresses for Notices, Lending Offices, Commitment Amounts and Commitment Percentages

BORROWER:

CREDIT SUISSE HIGH YIELD BOND FUND

Address for Notices:

Credit Suisse High Yield Bond Fund

Eleven Madison Avenue

New York, New York 10010

Attn: Chief Financial Officer

Tel: 212 325-2000

Fax: 212-325-4120

with a copy to:

Credit Suisse High Yield Bond Fund

Eleven Madison Avenue

New York, New York 10010

Attn: Secretary

Tel: 212 325-2000

Fax: 212-538-0422

with a copy to:

Willkie Farr & Gallagher

787 Seventh Avenue

New York, NY 10019

Attn: William Dye

Tel: 212 728 8219

Fax: 212 728 9219

E-mail: Wdye@willkie.com

BANKS:	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE

STATE STREET BANK AND TRUST COMPANY Domestic Lending Office, LIBOR Lending Office and Office for Notices to the Agent for Borrowings and Payments:	$150,000,000	100%

State Street Bank and Trust Company

State Street Financial Center

Loan Servicing Unit – SFC203

One Lincoln Street

Boston, MA 02111

Attn: Christopher Hickey

Tel: (617) 662-8577

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

Alternate Contact:

Attn: Peter Connolly

Tel: (617) 662-8588

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

Office for all Other Notices:

State Street Bank and Trust Company

State Street Financial Center

Fund Finance – SFC0310

One Lincoln Street

Boston, MA 02211

Attn: Paul J. Koobatian, Vice President

Tel: (617) 662-8622

Email: pjkoobatian@statestreet.com